Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Point Therapeutics, Inc. for the registration of $50,000,000 of securities and to the incorporation by reference therein of our report dated February 17, 2004, with respect to the consolidated financial statements of Point Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Boston, Massachusetts

December 14, 2004